Exhibit 99.1

August 4, 2010

Quarterly Report
Second Quarter 2010


We are pleased to report for the second quarter ended June 30, 2010, earnings for your company were up 30.7% when compared to the June 30, 2009 earnings. We reported $1.18 million in profit for the second quarter of 2010, compared to $903.7 thousand for the second quarter of 2009. On a year to date basis, we earned $2.13 million compared to $2.07 million for the six months ended June 30, 2009, a 2.6% increase.
Earnings per share on a fully diluted basis, increased from $0.76 per share to $0.78 per share through June 30, 2010.

Additionally, we are pleased to announce that the total assets of Kentucky Bank reached $687.2 million at June 30, 2010, which represents a 5.9% increase over the period ended June 30, 2009. Deposits increased 12.3% from $494.1 million to $554.9 million.

As has been said in prior quarterly reports, the state of the national and local economies still provides a large measure of uncertainty as we prepare for the second half of 2010 and even into 2011. We are now seeing mixed reports concerning the status of our economy as exemplified by the national unemployment rate hovering at 9.5% and the Kentucky unemployment rate at 10.2% as of the date of this letter. The housing market continues to be difficult in the markets that we serve, and the manufacturing sector continues to face certain difficulties. However, recent reports show that retail sales have shown improvement in the month of May, which may be an indicator of some positive trends. On balance, all of these factors still indicate that for the remainder of 2010, the economy is still a bit fragile.

We believe that in today's world there are still opportunities to pursue. We believe that because of the increased number of troubled banks in our market areas, we will have an ability to move market share for your bank. As the result of that belief, we have put into action some strategic initiatives to accomplish that goal.

Carol Norton is now heading up our Corporate Business Department with that area focused on providing automated banking services to our business customers.

In terms of additional people that have joined your company, we have hired Tom James to manage our Downtown Morehead office. Tom brings with him thirteen years of banking experience and has served in various civic capacities related to economic development.

Most recently Nick Woods has joined our Trust and Wealth Management Department, and his primary responsibilities will be in the area of business development. Nick brings with him ten years of prior Trust experience, and has an MBA from the University of Kentucky as well as having obtained the status of Certified Trust Financial Advisor.



Recently, we have added Regional Board members who, we believe, can help us with our business opportunities in various markets. We look forward to their contributions, as well as continued contributions from our existing regional directors. We are pleased to announce the following people have agreed to serve in our markets.

Bobby Shiflet, owner of Frames on Main, has joined our Bourbon Market. Trent Hamilton, owner of Hamilton Incorporated, has joined our East KY Market.
Ann Getting, Plant Manager at 3M, has joined our Harrison Market.
Katy Prather, Realtor with Keller Williams, has joined our Scott
Market.
Carolyn McDonald, Realtor with Rector Hayden, has joined our Woodford
Market.

Finally, we are also very pleased to announce that U.S. Banker magazine has recognized Kentucky Bank as one of the nation's top 200 community banks. With over 6,000 community banks in the country, we believe that this is a reflection of your bank's long term stability, along with our efforts to do what is in the long term best interest of our customers, employees, and shareholders.

As always, we appreciate your support.



/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                       6/30/2010          6/30/2009          Change
Assets
  Cash & Due From Banks                             $  13,566,766      $  13,675,111           -0.8%
  Securities                                          191,625,562        172,075,329           11.4
  Loans Held For Sale                                     294,800                  0            n/m
  Loans                                               416,474,796        417,555,563           -0.3
  Reserve for Loan Losses                               6,460,927          6,372,929            1.4
    Net Loans                                         410,013,869        411,182,634           -0.3
  Federal Funds Sold                                   16,837,000             25,000          672.5
  Other Assets                                         54,816,975         51,768,287            5.9
     Total Assets                                   $ 687,154,972      $ 648,726,361            5.9%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $ 117,022,918      $  95,083,873           23.1%
    Savings & Interest Checking                       160,874,631        139,219,785           15.6
    Certificates of Deposit                           277,033,341        259,790,859            6.6
      Total Deposits                                  554,930,890        494,094,517           12.3
  Repurchase Agreements                                 4,340,585          8,715,189          -50.2
  Other Borrowed Funds                                 58,830,688         77,537,076          -24.1
  Other Liabilities                                     6,193,764          9,570,083          -35.3
    Total Liabilities                                 624,295,927        589,916,865            5.8
  Stockholders' Equity                                 62,859,045         58,809,496            6.9
    Total Liabilities & Stockholders' Equity        $ 687,154,972       $648,726,361            5.9%


CONSOLIDATED INCOME STATEMENT
                                                  Six Months Ending                    Three Months Ending
                                                                  Percentage                             Percentage
                                         6/30/2010     6/30/2009    Change     6/30/2010     6/30/2009     Change
Interest Income                        $ 15,448,422  $ 16,104,728    -4.1%   $ 7,876,830   $ 7,907,994      -0.4%
Interest Expense                          5,447,301     6,679,492   -18.4      2,745,055     3,234,176     -15.1
  Net Interest Income                    10,001,121     9,425,236     6.1      5,131,775     4,673,818       9.8
Loan Loss Provision                       1,250,000       900,000    38.9        800,000       450,000      77.8
  Net Interest Income After Provision     8,751,121     8,525,236     2.6      4,331,775     4,223,818       2.6
Other Income                              4,116,720     4,563,703   -10.8      2,369,947     2,562,157      -9.3
Other Expenses                           10,507,694    10,848,311    -3.6      5,335,341     5,964,377     -11.3
  Income Before Taxes                     2,360,147     2,240,628     5.3      1,366,381       821,598      66.3
Income Taxes                                234,628       169,644    38.3        185,281       (82,076)    325.7
  Net Income                           $  2,125,519  $  2,070,984     2.6    $ 1,181,100   $   903,674      30.7
Net Change in Unrealized Gain (loss)
  on Securities                             891,283       818,877     8.8        685,050      (217,594)    414.8
  Comprehensive Income                 $  3,016,802  $  2,889,861     4.4%   $ 1,866,150   $   686,080     172.0%

Selected Ratios
  Return on Average Assets                     0.60%         0.61%                  0.66%         0.54%
  Return on Average Equity                      6.9           7.1                    7.6           6.1

  Earnings Per Share                        $  0.78       $  0.76                $  0.43       $  0.33
  Earnings Per Share - assuming dilution       0.78          0.76                   0.43          0.33
  Cash Dividends Per Share                     0.42          0.40                   0.21          0.20
  Book Value Per Share                        22.93         21.43

  Market Price                         High        Low         Close
    Second Quarter '10                 $18.00      $15.75      $15.75
    First Quarter '10                  $18.00      $16.00      $17.50